Exhibit 99.1

LAZARD LTD REPORTS FIRST-QUARTER 2013 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.28 (diluted) for the quarter ended March 31, 2013, compared to $0.33 (diluted) for the 2012 first quarter, excluding charges in both periods[2]

•	Increasing quarterly dividend 25% to $0.25 per share

•	Operating revenue[1] of $414 million for first-quarter 2013, down 17% from first-quarter 2012

•	Financial Advisory operating revenue of $168 million for first-quarter 2013, down 39% from prior-year period; M&A down 37% for the quarter

•

Asset Management operating revenue of $240 million for first-quarter 2013, up 14% from prior-year period. Management fees of $220 million, up 5% from fourth-quarter 2012 and up 10% from prior-year period

•	Record assets under management (AUM) of $172 billion as of March 31, 2013, up 3% from December 31, 2012, and up 10% from first-quarter 2012. Net outflows of $995 million for first-quarter 2013

•	First-quarter 2013 charge of $26 million related to previously announced cost saving initiatives; additional savings are expected

•	Return of capital to shareholders totaling $176 million[3] in first-quarter 2013

($ in millions, except per share data and AUM)	Quarter Ended March 31,
	2013	2012	%’13-’12
As Adjusted[1]
Operating revenue	$414	$499	(17)%
Financial Advisory	$168	$277	(39)%
Asset Management	$240	$210	14%
Net income[2]	$37	$45	(17)%
Diluted net income per share[2]	$0.28	$0.33	(15)%

U.S. GAAP
Net income	$15	$26	(40)%
Diluted net income per share	$0.12	$0.20	(40)%

Assets Under Management
Ending AUM ($ in billions)	$172	$157	10%
Average AUM ($ in billions)	$171	$150	14%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

Note: Endnotes are on page 10 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 15.

NEW YORK, April 26, 2013 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $414 million for the quarter ended March 31, 2013. Net income, as adjusted1, was $37 million, or $0.28 (diluted) per share for the quarter. These results exclude a pre-tax charge of $26 million in the quarter relating to the implementation of previously announced cost saving initiatives.

First-quarter 2013 net income on a U.S. GAAP basis was $15 million, or $0.12 (diluted) per share. A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 15 of this press release.

“Our first-quarter results reflect the uneven pace of the M&A markets, balanced by the strength of the equity markets,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Record first-quarter operating revenue in our Asset Management business was offset by a weak quarter in Financial Advisory.”

“In Financial Advisory we continue to be involved in many of the largest, most complex and transformational transactions globally, and we are poised to capitalize on an upturn in the M&A market. Our Asset Management business is positioned for long-term growth,” said Mr. Jacobs.

“Lazard continues to be a strong cash generator,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Consistent with our capital management objectives, we are increasing our quarterly dividend to $0.25 per share.”

“The cost saving initiatives that began in the fourth quarter of 2012 are nearly complete,” said Mr. Bucaille. “We expect to realize additional savings, with associated costs, and, as planned, we believe all of these initiatives will be finished by the end of the second quarter of 2013, with the full impact realized in 2014.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Structure Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Financial Advisory operating revenue was $168 million in the first quarter of 2013, 39% lower than the record first quarter of 2012.

Strategic Advisory operating revenue was $135 million, 35% lower than the first quarter of 2012, driven by a 37% decrease in M&A and Other Advisory revenue. The decrease in M&A and Other Advisory revenue was primarily due to market conditions.

Restructuring operating revenue of $33 million was 53% lower than the first quarter of 2012. This decline reflected a comparison to high first-quarter 2012 revenue, which was driven by the closings of several large assignments. Restructuring revenue continues to be generally in line with the industry-wide low level of corporate restructuring activity. Lazard remains the leader in global announced restructurings.1

During the first quarter of 2013, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, distressed asset sales, capital structure and sovereign advisory, in the Americas, Europe and Asia.

Lazard is advising on several of the largest global M&A transactions announced year to date, including (clients are in italics): Berkshire Hathaway and 3G Capital’s $28 billion acquisition of H.J. Heinz; the Allied Pilots Association in the $11 billion merger of American Airlines and US Airways Group; and D.E Master Blenders 1753 in its €7.8 billion sale to a Joh. A. Benckiser-led investor group.

Our Sovereign Advisory business remained active in worldwide assignments, including: advising on various privatizations in Greece; the Hellenic Financial Stability Fund on the merger of NBG-EFG; Piraeus Bank’s acquisition of the Greek banking operations of Bank of Cyprus, Cyprus Popular Bank and Hellenic Bank; and acting as financial agent to the U.S. Department of Treasury with respect to General Motors and Ally Financial.

During and since the first quarter of 2013 we remained engaged in many of the most highly visible and complex restructuring and debt advisory assignments, including for Cengage Learning, Eastman Kodak and the Allied Pilots Association with respect to American Airlines.

Please see a list of M&A and Restructuring assignments on which Lazard advised in the 2013 first quarter, continued to advise, or completed since March 31, 2013, on pages 8 - 10 of this release.

Asset Management

Asset Management operating revenue was a first-quarter record of $240 million, a 14% increase from the first quarter of 2012.

AUM was a record $172 billion as of March 31, 2013, a 3% increase from AUM as of December 31, 2012, due to market appreciation, and a 10% increase from AUM as of March 31, 2012, reflecting market appreciation and net inflows over the 12-month period. Net outflows were $995 million in the first quarter of 2013.

[1]	Source: Thomson Reuters

Average AUM in the first quarter of 2013 was up 4% from the average AUM in the fourth quarter of 2012, and up 14% from the average AUM in the first quarter of 2012.

Management fees were $220 million in the first quarter of 2013, 5% higher than the fourth quarter of 2012, and 10% higher than the first quarter of 2012, primarily reflecting the increase in average AUM. Incentive fees during the period were $9 million, compared to $3 million in the first quarter of 2012.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted GAAP compensation and benefits expense1, including related accruals, was $248 million for the first quarter of 2013 compared to $313 million in the 2012 first quarter, excluding charges in both periods2. The corresponding adjusted GAAP compensation ratio was 60.0% compared to 62.7% for the 2012 first quarter and 61.8% for the full-year 2012.

The first-quarter 2013 adjusted GAAP compensation ratio assumes, based on current market conditions, a full-year awarded compensation ratio of approximately 58.5%, compared to 59.4% for the full year of 2012.

Our goal remains to grow awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 for the first quarter of 2013 was $100 million, excluding related charges2, 5% lower than the first quarter of 2012. We are starting to see the initial benefits of our cost saving initiatives.

The ratio of adjusted non-compensation expense to operating revenue for the first quarter of 2013 was 24.1%, compared to 21.1% for the first quarter of 2012. The increase in the first-quarter 2013 ratio was impacted by the level of operating revenue in the quarter.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $9 million for the first quarter of 2013. The effective tax rate on such adjusted basis was 18.9% for the first quarter of 2013, compared to 21.3% for full-year 2012, primarily due to a change in the geographic mix of our business.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

For the first quarter of 2013, Lazard returned $176 million3 to shareholders, which included $59 million in share repurchases of our Class A common stock and $117 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. The repurchases were made at an average price of $32.85 per share.

On April 25, 2013, our Board of Directors voted to increase the quarterly dividend on Lazard’s outstanding Class A common stock by 25%, to $0.25 per share. The dividend is payable on May 24, 2013, to stockholders of record on May 6, 2013.

Lazard’s financial position remains strong. Our cash and cash equivalents at March 31, 2013, were $586 million, the majority of which were invested in U.S. Government and agency money market funds. As of March 31, 2013, total stockholders’ equity related to Lazard’s interests was $497 million.

COST SAVING INITIATIVES

In 2012, Lazard announced cost saving initiatives that were expected to result in approximately $125 million in annual savings from the compensation and non-compensation cost base at that time. Implementation began in the fourth quarter of 2012, with the goal of completion by the end of the 2013 first half.

The cost saving initiatives are intended to improve the firm’s profitability with minimal impact on revenue growth. The initiatives include: streamlining our corporate structure and consolidating support functions; realigning the firm’s investments into areas with potential for the greatest long-term return; and creating greater flexibility to retain and attract the best people and invest in new growth areas.

Most of the cost saving initiatives have been completed. In the first quarter of 2013, associated implementation expenses were approximately $26 million, and in the fourth quarter of 2012, associated implementation expenses were approximately $103 million, for a total of approximately $129 million.

As planned, we expect implementation of the initiatives to be finished by the end of the second quarter of 2013, which we expect will include additional cost savings that we have identified. We anticipate that the ratio of these additional cost savings to expenses will approximate the ratio expected for the initiatives currently underway. We expect that the expenses in the second quarter that are associated with the additional savings will not exceed the level of first-quarter 2013 expenses. We believe the full impact of all the savings will be reflected in our 2014 results.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on Friday, April 26, 2013, to discuss the company’s financial results for the first quarter of 2013. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 600-4863 (U.S. and Canada) or +1 (913) 312-1517 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT April 26, 2013, through May 10, 2013, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 2904820.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the first quarter of 2013)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the first quarter of 2013 on which Lazard advised were the following:

•	Cerberus in Albertsons’ $3.5 billion acquisition of five grocery banners from SUPERVALU and purchase of a 21% interest in SUPERVALU’s public shares

•	PPG Industries on the $2.1 billion merger of its commodity chemicals business with Georgia Gulf

•	Principal Financial Group’s $1.5 billion acquisition of Cuprum

•	CVC Capital Partners in its €1.1 billion acquisition of Cerved

•	Unilever in the $700 million sale of its Skippy peanut butter business to Hormel

•	Danone in its €543 million acquisition of a 38% stake in Centrale Laitière du Maroc

•	Sportingbet in its £485 million sale to William Hill and GVC Holdings

•	Caisse des Dépôts on the reorganization of Dexia

•	Scailex on the sale of an interest in Partner Communications to Saban Capital Group

•	Hera’s merger with AcegasAps

•	United Technologies on the sale of its UTC Power unit to ClearEdge Power

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2013 first quarter, or continued to advise, or completed since March 31, 2013, are the following:

•	Deutsche Telekom on the $29.0 billion combination of T-Mobile and MetroPCS

•	Berkshire Hathaway and 3G Capital in their $28.0 billion acquisition of H.J. Heinz

•	Microsoft in its role in Dell’s $24.4 billion going-private transaction

•

Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it does not already own and Grupo Modelo’s related $4.8 billion sale of its U.S.-related operations to Constellation Brands

•	D.E Master Blenders 1753 in its €7.8 billion sale to an investor group led by Joh. A. Benckiser

•	IntercontinentalExchange’s $8.2 billion acquisition of NYSE Euronext

•	Industry Funds Management-led consortium in its A$5.1 billion acquisition of 99-year leases for Port Botany and Port Kembla from the New South Wales government

•	Caisse des Dépôts’ €2.6 billion indirect acquisition of Silic from Groupama

•	BayernLB’s €2.5 billion sale of GBW to Patrizia Immobilien

•	Total’s €2.4 billion proposed sale of TIGF to a consortium

•	Ameristar Casinos’ $2.8 billion sale to Pinnacle Entertainment

•	*Permian Mud Service (parent company of Champion Technologies and CorsiTech) in its $2.2 billion merger with Ecolab

•	The Special Committee of CNH Global on Fiat Industrial’s $1.7 billion acquisition of the remaining shares in CNH Global that it does not already own

•	Athene Holding in its $1.6 billion acquisition of Aviva’s U.S. annuity and life insurance operations

•	CH Energy Group’s $1.5 billion sale to Fortis

•	*LNR Property’s $1.05 billion sale to Starwood Property Trust and Starwood Capital Group

•	EQT in the exchange of its natural gas distribution business with SteelRiver Infrastructure Partners for $720 million and the receipt of assets and other consideration

•	The Special Committee of CreXus Investment Corp. in the company’s sale to Annaly Capital Management for an implied valuation of $1.0 billion

•	Petra Foods’ $950 million sale of its cocoa ingredients business to Barry Callebaut

•	*The Special Committee of Sauer-Danfoss on Danfoss’s $690 million acquisition of the remaining 24.4% of Sauer-Danfoss that it does not already own

•	Piraeus Bank’s €524 million acquisition of the Greek banking operations of Bank of Cyprus, Cyprus Popular Bank and Hellenic Bank

•	Dynegy’s $599 million acquisition of Ameren Energy Resources

•	Qatar Holding on its approximately 12% stake in Xstrata in connection with the proposed merger with Glencore International

•	*EADS on the reorganization of its governance and shareholding structure

•	Jereissati Group and Renosa in the merger of Norsa, Renosa and Guararapes

•	*Utex Industries’ sale to Riverstone Holdings

•	PPR/Kering on the distribution of Groupe Fnac shares to shareholders of PPR/Kering and listing on Euronext Paris

*	Notes transactions completed since March 31, 2013.

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the first quarter of 2013 on which Lazard advised include: A123 Systems, Indianapolis Downs, and MSR Resorts in connection with their Chapter 11 filings; Euroports Italy and Palmer & Harvey on their refinancings; Italtel on its debt restructuring; the working group of first and second lien lenders in connection with the debt restructuring of Mediannuaire Holding; and the senior lenders to Quick Restaurants on the company’s debt restructuring.

Notable Chapter 11 bankruptcies on which Lazard advised debtors or creditors, or related parties, during or since the first quarter of 2013, are:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Consumer/Food: Hostess Brands

•	Professional/Financial Services: Ambac

•	Technology/Media/Telecom: Eastman Kodak, LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the first quarter of 2013, are:

•	Belvédère – advising the FRN noteholder committee

•	Capita Asset Services – financial advisor to the Master Servicer for Theatre (Hospitals) No.1 and Theatre (Hospitals) No.2

•	Cengage Learning – advising the company on its debt restructuring

•	Exide Technologies - advising the company on financing alternatives

•	Financial Guaranty Insurance Company (FGIC) – advisor to Weil, Gotshal & Manges in its capacity as counsel to the New York Liquidation Bureau

•	Munshaat – on its debt restructuring

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	PMI – advisor to the receiver of PMI on certain asset dispositions

•	Prelios – on its group refinancing, financial rebalancing and industrial re-launch

***

ENDNOTES

[1]

A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

[2]

First quarter 2013 results exclude pre-tax charges of $24 million of compensation expense and $2 million of non-compensation costs relating to the previously announced cost saving initiatives. First quarter 2012 results exclude pre-tax charges of $22 million related to staff reductions and $3 million of non-compensation costs.

[3]

In the first quarter of 2013, we: (i) repurchased $59 million of our Class A common stock, which included $29 million in settlement of stock purchase agreements, at an average price of $32.85 per share; and (ii) satisfied employee tax obligations of $117 million in cash in lieu of share issuance upon vesting of equity grants. All our share repurchases served to directly offset the expected potential dilution upon vesting of our year-end equity-based compensation awards.

LAZ-EPE

LAZ-C

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
($ in thousands, except per share data)	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Revenues:

Financial Advisory
M&A and Other Advisory	$120,756	$233,517	$192,611	(48%)	(37%)
Capital Raising	14,686	27,685	14,370	(47%)	2%

Strategic Advisory	135,442	261,202	206,981	(48%)	(35%)
Restructuring	33,020	48,095	70,215	(31%)	(53%)

Total	168,462	309,297	277,196	(46%)	(39%)

Asset Management
Management fees	219,992	208,637	199,860	5%	10%
Incentive fees	8,794	26,755	2,596	(67%)	NM
Other	10,922	9,815	7,636	11%	43%

Total	239,708	245,207	210,092	(2%)	14%

Corporate	5,534	19,143	11,461	(71%)	(52%)

Operating revenue (b)	$413,704	$573,647	$498,749	(28%)	(17%)

Expenses:

Compensation and benefits expense (c)	$248,222	$341,766	$312,716	(27%)	(21%)

Ratio of compensation to operating revenue	60.0%	59.6%	62.7%

Non-compensation expense (d)	$99,581	$114,908	$105,235	(13%)	(5%)

Ratio of non-compensation to operating revenue	24.1%	20.0%	21.1%

Earnings:

Earnings from operations (e)	$65,901	$116,973	$80,798	(44%)	(18%)

Operating margin (f)	15.9%	20.4%	16.2%

Net income (g)	$37,163	$81,627	$44,812	(54%)	(17%)

Diluted net income per share	$0.28	$0.61	$0.33	(54%)	(15%)

Diluted weighted average shares	132,815,560	133,855,611	136,594,178	(1%)	(3%)

Effective tax rate (h)	18.9%	15.1%	25.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
($ in thousands, except per share data)	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Total revenue	$422,058	$580,857	$506,461	(27%)	(17%)
Interest expense	(20,155)	(20,164)	(20,422)

Net revenue	401,903	560,693	486,039	(28%)	(17%)
Operating expenses:
Compensation and benefits	277,739	445,602	338,317	(38%)	(18%)

Occupancy and equipment	29,304	32,854	26,282
Marketing and business development	18,192	25,888	28,267
Technology and information services	22,980	23,750	20,393
Professional services	8,613	12,859	9,311
Fund administration and outsourced services	13,465	12,090	13,451
Amortization of intangible assets related to acquisitions	877	2,187	1,118
Other	9,136	10,660	11,077

Subtotal	102,567	120,288	109,899	(15%)	(7%)

Operating expenses	380,306	565,890	448,216	(33%)	(15%)

Operating income (loss)	21,597	(5,197)	37,823	NM	(43%)
Provision (benefit) for income taxes	3,948	(1,091)	8,767	NM	(55%)

Net income (loss)	17,649	(4,106)	29,056	NM	(39%)
Net income attributable to noncontrolling interests	2,289	1,259	3,504

Net income (loss) attributable to Lazard Ltd	$15,360	($5,365)	$25,552	NM	(40%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	117,708,204	114,747,744	119,229,541	3%	(1%)
Diluted	132,815,560	114,747,744	136,594,178	16%	(3%)

Net income (loss) per share:
Basic	$0.13	($0.05)	$0.21	NM	(38%)
Diluted	$0.12	($0.05)	$0.20	NM	(40%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$586,111	$850,190
Deposits with banks	254,143	292,494
Cash deposited with clearing organizations and other segregated cash	60,484	65,232
Receivables	459,880	478,043
Investments	406,256	414,673
Goodwill and other intangible assets	393,317	392,822
Other assets	567,976	493,439

Total Assets	$2,728,167	$2,986,893

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$246,792	$269,763
Accrued compensation and benefits	273,962	467,578
Senior debt	1,076,850	1,076,850
Other liabilities	553,462	521,162

Total liabilities	2,151,066	2,335,353

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,282	1,282
Additional paid-in capital	605,166	846,050
Retained earnings	197,297	182,647
Accumulated other comprehensive loss, net of tax	(124,758)	(110,541)

	678,987	919,438
Class A common stock held by subsidiaries, at cost	(182,387)	(349,782)

Total Lazard Ltd stockholders’ equity	496,600	569,656
Noncontrolling interests	80,501	81,884

Total stockholders’ equity	577,101	651,540

Total liabilities and stockholders’ equity	$2,728,167	$2,986,893

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	March 31, 2013	December 31, 2012	March 31, 2012	Qtr to Qtr	1Q 2013 vs. 1Q 2012
Equities	$142,802	$138,171	$130,653	3.4%	9.3%
Fixed Income	23,130	22,718	19,249	1.8%	20.2%
Alternative Investments	4,591	4,600	5,296	(0.2%)	(13.3%)
Private Equity	1,301	1,398	1,424	(6.9%)	(8.6%)
Cash	141	173	86	(18.5%)	64.0%

Total AUM	$171,965	$167,060	$156,708	2.9%	9.7%

	Three Months Ended March 31,			Year Ended December 31,
	2013	2012		2012
AUM - Beginning of Period	$167,060	$141,039		$141,039

Net Flows	(995)	(162)		2,741
Market and foreign exchange appreciation (depreciation)	5,900	15,831		23,280

AUM - End of Period	$171,965	$156,708		$167,060

Average AUM	$170,665	$150,315		$155,549

% Change in average AUM	13.5%

Note: Average AUM is generally based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended
($ in thousands, except per share data)	March 31, 2013	December 31, 2012	March 31, 2012
Operating Revenue
Net revenue - U.S. GAAP Basis	$401,903	$560,693	$486,039

Adjustments:
Revenue related to noncontrolling interests (i)	(4,322)	(3,963)	(4,439)
Loss (gain) related to Lazard Fund Interests (“LFI”) and other similar arrangements	(3,725)	(2,918)	(2,767)
Interest expense	19,848	19,835	19,916

Operating revenue, as adjusted	$413,704	$573,647	$498,749

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$277,739	$445,602	$338,317

Adjustments:
Charges pertaining to cost saving initiatives	(24,671)	(99,987)	—
Charges pertaining to staff reductions	—	—	(21,754)
Charges pertaining to LFI and other similar arrangements	(3,725)	(2,918)	(2,767)
Compensation related to noncontrolling interests (i)	(1,121)	(931)	(1,080)

Compensation & benefits expense, as adjusted	$248,222	$341,766	$312,716

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$102,567	$120,288	$109,899

Adjustments:
Charges pertaining to cost saving initiatives	(1,651)	(2,589)	—
Charges pertaining to staff reductions	—	—	(2,905)
Amortization of intangible assets related to acquisitions	(877)	(2,187)	(1,118)
Non-compensation expense related to noncontrolling interests (i)	(458)	(604)	(641)

Non-compensation expense, as adjusted	$99,581	$114,908	$105,235

Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$21,597	($5,197)	$37,823

Other adjustments:
Charges pertaining to cost saving initiatives	26,322	102,576	—
Charges pertaining to staff reductions	—	—	24,659
Revenue related to noncontrolling interests (i)	(4,322)	(3,963)	(4,439)
Interest expense	19,848	19,835	19,916
Expenses related to noncontrolling interests (i)	1,579	1,535	1,721
Amortization of intangible assets related to acquisitions	877	2,187	1,118

Earnings from operations, as adjusted	$65,901	$116,973	$80,798

Net Income attributable to Lazard Ltd
Net income (loss) attributable to Lazard Ltd - U.S. GAAP Basis	$15,360	($5,365)	$25,552
Adjustments:
Charges pertaining to cost saving initiatives	26,322	102,576	—
Charges pertaining to staff reductions	—	—	24,659
Tax (benefits) allocated to adjustments	(4,687)	(15,542)	(6,249)
Amount attributable to LAZ-MD Holdings	(272)	(1,340)	(1,045)
Adjustment for full exchange of exchangeable interests (j):
Tax adjustment for full exchange	(24)	(200)	(475)
Amount attributable to LAZ-MD Holdings	464	1,498	2,370

Net income, as adjusted	$37,163	$81,627	$44,812

Diluted net income (loss) per share:
U.S. GAAP Basis	$0.12	($0.05)	$0.20
Non-GAAP Basis, as adjusted	$0.28	$0.61	$0.33

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (i) below), and (iii) interest expense primarily related to corporate financing activities. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (i) below), (iii) for the three month periods ended March 31, 2013 and December 31, 2012, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the three month period ended March 31, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (i) below), (iii) for the three month periods ended March 31, 2013 and December 31, 2012, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the three month period ended March 31, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenues and expenses related to noncontrolling interests (see (i) below), (iv) for the three month periods ended March 31, 2013 and December 31, 2012, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (v) for the three month period ended March 31, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings and excludes (i) for the three month periods ended March 31, 2013 and December 31, 2012, charges pertaining to cost saving initiatives including severance benefit payments, acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated and other non-compensation related costs, net of applicable tax benefits, and (ii) for the three month period ended March 31, 2012, certain charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, net of applicable tax benefits. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(h)	Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is the provision for income taxes of $8,661, $14,572 and $15,491 for the three month periods ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively, and the denominator of which is pre-tax income of $47,920, $97,300 and $62,482 for the three month periods ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively, exclusive of net income attributable to noncontrolling interests of $2,097, $1,101 and $2,179 for the three month periods ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(j)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM Not meaningful